Madison Bancorp, Inc. Reports Results
for the Quarter Ended September 30, 2012

For More Information Contact
Michael P. Gavin
 (410) 529-7400
Madison Bancorp, Inc.

Madison Bancorp, Inc. (the Company) (OTCBB: MDSN), the holding company for Madison Square Federal Savings Bank, reported a profit of $64,000 or $0.11 per basic and diluted common share for the three months ended September 30, 2012 as compared to a profit of $43,000 or $0.08 per basic and diluted common share for the three months ended September 30, 2011.

Net income for the six months ended September 30, 2012 was $134,000 or $0.23 per basic and diluted common share, as compared to net income of $3,000 or $0.01 per basic and diluted common share for the six months ended September 30, 2011.

During the six months ended September 30, 2012 the Company benefited from decreases in both interest and noninterest expenses as compared to the six months ended September 30, 2011. The Company also benefited from gains on the sale of investment securities, the sale of its entire ground rent portfolio and the sale of real estate in the six months ended September 30, 2012.

Total assets decreased $297,000 to $154.9 million at September 30, 2012 from $155.2 million at March 31, 2012.  Total deposits decreased to $139.5 million at September 30, 2012 from $140.2 million at March 31, 2012.

President and Chief Executive Officer Michael P. Gavin commented, “While we are pleased with the continued improvement in our operating results, having shown profitable results for two consecutive quarters, we remain practical and must consider the many challenges facing the banking industry as a whole, including the continuing low interest rate environment, increasing regulatory requirements and the uncertainty of our current economic environment.  We will, however, continue to focus on asset quality, manage our expenses and provide quality banking services to our customers.”

Madison Square Federal Savings Bank operates four full service branch offices located in Perry Hall, Fallston, Bel Air and Baltimore City, Maryland.

This press release contains statements that are forward looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases.  The Company intends that such forward-looking statements be subject to the safe harbors created thereby.  All forward-looking statements are based on current expectations regarding important risk factors, including but not limited to real estate values, market conditions, the impact of interest rates on financing, local and national economic factors and the matters described in the Company’s Annual Report on Form 10-K for the year ended March 31, 2011.  Accordingly, actual results may differ from those expressed in the forward-looking statements.

Madison Bancorp, Inc.

Consolidated Statements of Financial Condition

	September 30,	March 31,
	2012	2012
	(Unaudited)	(Audited)

Assets
Cash equivalents and time deposits	$7,793,164	$11,473,188
Investment securities, available for sale	59,122,967	53,389,337
Loans receivable, net	83,063,443	84,986,411
Premises and equipment, net	3,639,909	3,753,712
Other assets	1,328,747	1,642,479
Total assets	$154,948,230	$155,245,127

Liabilities and Shareholders' Equity
Deposits	$139,521,323	$140,181,227
Other liabilities	918,276	909,182
Total liabilities	140,439,599	141,090,409
Total shareholders' equity	14,508,631	14,154,718
Total liabilities & shareholders' equity	$154,948,230	$155,245,127

Consolidated Statements of Operations

	For The Three Months Ended		For The Six Months Ended
	September 30,	September 30,	September 30,	September 30,
	2012	2011	2012	2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Interest revenue	$1,297,210	$1,464,243	$2,679,124	$2,951,196
Interest expense	415,438	510,750	854,400	1,033,502
Net interest income	881,772	953,493	1,824,724	1,917,694
Provision for loan losses	65,000	75,099	169,000	121,099
Net interest income after provision for loan losses	816,772	878,394	1,655,724	1,796,595
Noninterest revenue	176,733	82,566	324,420	127,280
Noninterest expense	929,625	918,249	1,845,920	1,920,391
Income before tax expense	63,880	42,711	134,224	3,484
Income tax expense	0	0	0	0
Net income available to common shareholders	$63,880	$42,711	$134,224	$3,484

Earnings per common share	$0.11	$0.08	$0.23	$0.01
Earnings per common share - assuming dilution	$0.11	$0.08	$0.23	$0.01